Exhibit 10.1

2207 Bridgepointe Parkway #250
San Mateo, CA 94404

December 23, 2011

Dear Samir,

I am delighted to offer you the position of Controller, Director of Finance at Talon Therapeutics, Inc. You will report to Craig W. Carlson, Senior Vice President and Chief Financial Officer. Your start date will be on or before January 9, 2012.

Your base salary will be $160,000 per year (gross, less legally required withholding and other required deductions, and any deductions that you voluntarily authorize in writing), paid semi-monthly.  In addition, you will be eligible for an annual performance-based cash bonus of up to 20% of your annualized base salary. The determination of your annual bonus will be made by the Chief Executive Officer and will be subject to approval by Talon's Board of Directors.

Effective upon the commencement of your employment with Talon, you will also be granted an option to purchase 75,000 shares of Talon stock that vest in 48 equal monthly installments over four years. The exercise price of the stock options will be equal to the closing price of Talon common stock, as reported on the OTC Bulletin Board, on the last business day prior to your first day of employment. Any other future stock options will be granted per guidelines then in place for all employees of the company, based on performance and contributions as determined by the company's Board of Directors.

Talon Therapeutics, lnc. provides its employees with a benefit package, paid medical, dental, life and disability programs, you will be eligible to participate in our 401k plan and Employee Stock Purchase Plan. You will be entitled to 3 weeks of vacation. This offer of employment is also conditioned upon your entry into an invention assignment, confidentiality and nonsolicitation agreement, in the company's standard form.

Your employment with Talon is for an indefinite term, and nothing in this Letter modifies your at-will employment relationship with the company.

Samir, I believe you will make significant contributions to Talon, and that we will in turn provide an environment where you will grow, learn and thrive.  The entire Talon team looks forward to you becoming a full-time Talon employee.

Sincerely yours,

/s/ Craig W. Carlson

Craig W. Carlson
Senior Vice President and Chief Financial Officer

Accepted: /s/ Samir Gharib                                                                           Date: December 26, 2011

Start Date: January 9, 2012